Exhibit 99.1

Date:	April 19, 2012	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000

Contact:	James M. Farrell

HUBBELL REPORTS FIRST QUARTER RESULTS;

NET SALES OF $723.8 MILLION AND EARNINGS PER DILUTED SHARE OF $1.05

SHELTON, CT. (April 19, 2012) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the first quarter ended March 31, 2012.

Net sales in the first quarter of 2012 were $723.8 million, an increase of 10% compared to $658.1 million reported in the first quarter of 2011. Operating income was $101.7 million, or 14.1% of net sales, compared to $83.6 million, or 12.7% of net sales, for the comparable period of 2011. The effective tax rate in the first quarter of 2012 was 32.8% compared to 31.5% reported in the first quarter of 2011. Net income in the first quarter of 2012 was $63.2 million compared to $50.3 million reported in the first quarter of 2011. Earnings per diluted share in the first quarter of 2012 were $1.05 compared to $0.82 reported in the first quarter of 2011. Free cash flow (defined as cash flow from operations less capital expenditures) was $33.7 million in the first quarter of 2012 versus $31.5 million reported in the comparable period of 2011.

OPERATIONS REVIEW

Timothy H. Powers, Chairman, President, and Chief Executive Officer said “I am very pleased with the strength of our first quarter results. Our sales increased 10% compared to last year with both segments contributing to the growth. We reported operating margin of 14.1%, up 140 basis points compared to the first quarter of 2011. The margin expansion was primarily due to improved performance in the Power segment. I am also pleased to report that we completed two small acquisitions; one during the first quarter and the other at the beginning of April. We expect these deals to add approximately $25 million of sales in 2012 to the Electrical segment.

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“I was encouraged by the end market demand for our products in the first quarter. We experienced broad based higher demand in the utility market, led by transmission related projects and strong international growth. The industrial market was strong led by higher industrial production and increased activity in the energy markets. New construction spending in the U.S. non-residential market was soft but was offset by higher demand for renovation and relight projects, including LED related products. The residential market showed pockets of growth particularly in the area of multi-family housing.”

SEGMENT REVIEW

The comments and year-over-year percentages in this segment review are based on first quarter results in 2012 and 2011.

Electrical segment net sales in the first quarter of 2012 increased 8% to $505.1 million compared to $466.1 million reported in the first quarter of 2011. The sales increase was broad based, while acquisitions and price realization added 2% and 1%, respectively, to sales in the quarter. Compared to the first quarter of 2011, operating income increased 11% to $63.8 million, or 12.6% of net sales. The increase in operating income was primarily due to higher sales and price realization in excess of commodity costs partially offset by increased costs, including pension and other benefits.

Hubbell’s Power segment net sales in the first quarter of 2012 increased 14% to $218.7 million compared to $192.0 million reported in the first quarter of 2011. The increase was due to continued strength in transmission related projects as well as higher international demand. In addition, price realization contributed 2% to sales in the quarter. Compared to the first quarter of 2011, operating income increased 46% to $37.9 million, or 17.3% of net sales. The increase in operating income was primarily due to higher sales. In addition, productivity and price realization were in excess of commodity and other cost increases.

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SUMMARY & OUTLOOK

Mr. Powers commented “Based upon anticipated stronger demand in the utility and industrial markets as well as the impact of our recent acquisitions, we now expect overall sales to increase in the 6 to 8% range. The sales comparisons versus 2011 are likely to be easier in the first half of the year and become more difficult as the year progresses. Within our Electrical segment, we now expect 5 to 7% growth. This improved outlook is due to the 2012 acquisitions and stronger underlying demand in the industrial market. Our view has not changed for non-residential construction; new spending is expected to be weak with strong renovation and relight activity providing an offset. The Power segment is expected to grow in the 7 to 9% range based on the strength of transmission project spending and strong international demand.”

Mr. Powers concluded “Turning to our profitability, we still anticipate expanding our operating margins by approximately 50 basis points in 2012. The early part of the year has largely played out as expected; with higher pricing and productivity improvements essentially offsetting commodity and other cost inflation. Our goal for the remainder of the year is to continue to keep that equation in balance which should enable the higher volume to drive our margin improvement target. The organization remains highly engaged in driving higher performance for our Company and its shareholders.”

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Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated impacts from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantiative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2011.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2011 revenues of $2.9 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, India, Mexico, South Korea and the Middle East. The corporate headquarters is located in Shelton, CT.

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Income

(unaudited)

(in millions, except per share data)

	Three Months Ended March 31
	2012	2011
Net Sales	$723.8	$658.1
Cost of goods sold	489.7	452.9

Gross Profit	234.1	205.2
Selling & administrative expenses	132.4	121.6

Operating income	101.7	83.6
Operating income as a % of Net sales	14.1%	12.7%
Interest expense, net	(7.2)	(7.5)
Other expense, net	0.1	(2.1)

Total other expense, net	(7.1)	(9.6)
Income before income taxes	94.6	74.0
Provision for income taxes	31.0	23.3

Net income	$63.6	$50.7
Less: Net income attributable to noncontrolling interest	0.4	0.4

Net income attributable to Hubbell	$63.2	$50.3

Earnings Per Share:
Basic	$1.06	$0.83
Diluted	$1.05	$0.82
Cash dividends per common share	$0.41	$0.38

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HUBBELL INCORPORATED

Condensed Consolidated Balance Sheet

(unaudited)

(in millions)

	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$562.4	$569.6
Short-term investments	13.9	12.8
Accounts receivable, net	415.8	394.3
Inventories, net	337.4	318.3
Deferred taxes and other	55.4	58.5

TOTAL CURRENT ASSETS	1,384.9	1,353.5
Property, plant and equipment, net	361.6	359.6
Investments	41.5	42.0
Goodwill	734.7	727.3
Intangible assets, net	271.4	269.5
Other long-term assets	83.8	94.6

TOTAL ASSETS	$2,877.9	$2,846.5

LIABILITIES AND EQUITY
Short-term debt	$0.3	$2.9
Accounts payable	234.6	215.7
Accrued salaries, wages and employee benefits	48.3	71.1
Accrued insurance	49.4	46.2
Dividends payable	24.4	22.5
Other accrued liabilities	131.7	133.7

TOTAL CURRENT LIABILITIES	488.7	492.1
Long-term debt	596.4	596.3
Other non-current liabilities	285.7	284.6

TOTAL LIABILITIES	1,370.8	1,373.0
Hubbell Shareholders’ Equity	1,501.4	1,467.8
Noncontrolling interest	5.7	5.7

TOTAL EQUITY	1,507.1	1,473.5

TOTAL LIABILITIES AND EQUITY	$2,877.9	$2,846.5

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HUBBELL INCORPORATED

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in millions)

	Three Months Ended March 31
	2012	2011
Cash Flows From Operating Activities
Net income attributable to Hubbell	$63.2	$50.3
Depreciation and amortization	16.2	17.6
Stock-based compensation expense	2.8	2.5
Deferred income taxes	5.4	9.7
Changes in working capital	(38.6)	(20.0)
Contributions to defined benefit pension plans	(0.6)	(0.8)
Other, net	(3.3)	(5.8)

Net cash provided by operating activities	45.1	53.5

Cash Flows From Investing Activities
Capital expenditures	(11.4)	(22.0)
Acquisition of businesses, net of cash acquired	(10.9)	—
Net change in investments	0.5	0.9
Other, net	5.5	2.1

Net cash used in investing activities	(16.3)	(19.0)

Cash Flows From Financing Activities
Short-term debt borrowings, net	(2.6)	—
Payment of dividends	(22.4)	(21.9)
Acquisition of common shares	(42.1)	(59.9)
Proceeds from exercise of stock options	18.3	16.4
Other, net	8.2	3.3

Net cash used in financing activities	(40.6)	(62.1)

Effect of foreign exchange rate changes on cash and cash equivalents	4.6	3.8

Decrease in cash and cash equivalents	(7.2)	(23.8)
Cash and cash equivalents
Beginning of period	569.6	520.7

End of period	$562.4	$496.9

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HUBBELL INCORPORATED

Segment Information

(unaudited)

(in millions)

	Three Months Ended March 31
	2012	2011
Net Sales
Electrical	$505.1	$466.1
Power	218.7	192.0

Total Net Sales	$723.8	$658.1

Operating Income
Electrical	$63.8	$57.6
Power	37.9	26.0

Total Operating Income	$101.7	$83.6

Operating Income as a % of Net Sales
Electrical	12.6%	12.4%
Power	17.3%	13.5%
Total	14.1%	12.7%

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HUBBELL INCORPORATED

Earnings Per Share Calculation

(unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31
	2012	2011
Numerator:
Net income attributable to Hubbell	$63.2	$50.3
Less: Earnings allocated to participating securities	0.2	0.2

Net income available to common shareholders	$63.0	$50.1
Denominator:
Average number of common shares outstanding	59.2	60.4
Potential dilutive shares	0.7	0.8

Average number of diluted shares outstanding	59.9	61.2

Earnings per Share:
Basic	$1.06	$0.83
Diluted	$1.05	$0.82

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HUBBELL INCORPORATED

Non-GAAP Financial Measures

(unaudited)

(in millions)

Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	March 31, 2012	December 31, 2011
Total Debt	$596.7	$599.2
Total Hubbell’s Shareholders’ Equity	1,501.4	1,467.8

Total Capital	$2,098.1	$2,067.0

Total Debt to Total Capital	28%	29%
Total Debt	$596.7	$599.2
Less: Cash and cash equivalents	(562.4)	(569.6)
Investments	(55.4)	(54.8)

Net Debt	$(21.1)	$(25.2)

Net Debt to Total Capital	(1%)	(1%)

Note: Management believes that net debt to capital is a useful measure regarding Hubbell’s financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Three Months Ended March 31
	2012	2011
Net cash provided by operating activities	$45.1	$53.5
Less: Capital Expenditures	(11.4)	(22.0)

Free cash flow	$33.7	$31.5

Note: Management believes that free cash flow provides useful information regarding Hubbell’s ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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